Exhibit 99.1

SeaBright Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Holdings, Inc. Neal Fuller Senior Vice President/Chief Financial Officer 206-269-8500 investor@sbxhi.com

SeaBright Holdings Reports First Quarter 2012 Results

Seattle, WA – April 24, 2012 – SeaBright Holdings, Inc. (NYSE: SBX) today announced results for the quarter ended March 31, 2012.

For the first quarter of 2012, the Company recorded net income of $8.1 million or $0.37 per diluted share compared to a net loss of ($0.1) million or ($0.01) per diluted share for the same period in 2011.  Total revenue for the quarter increased 14.9% to $73.3 million versus $63.8 million in the year-earlier period.  For the first quarter of 2012, net premiums earned increased 4.2% to $59.1 million compared to $56.7 million for the same period in 2011.  Net realized gains totaled $8.0 million in the first quarter of 2012 compared to $0.3 million recorded in the same period in 2011.  Net realized gains in 2012 resulted from the sale of investment securities in order to realize a portion of the Company’s tax loss carry forwards and to reduce exposure to interest rate risk.

“We were pleased with our first quarter performance as we mark a return to profitability as well as stable loss reserves,” said John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer.  “Our bottom line has benefitted from the impact of changes in our underwriting standards combined with enhancements in claims management.  In addition, these results reflect the progress we have made in achieving consistent and meaningful price increases quarter over quarter in California, and over the past few quarters in selected other states.”

 The net loss ratio for the first quarter of 2012 was 72.9% compared to 75.7% for the same period in 2011.  During the first quarter of 2012, on a pre-tax basis, the Company recognized minimal development of prior years’ loss reserve estimates compared to $1.2 million in net adverse development for the same period of 2011.  The net loss ratio for the first quarter 2012 includes the impact of an increase in the current accident year estimated net loss ratio from 62.5% to 65.0% when compared with the same period in 2011.

Total underwriting, acquisition and insurance expenses for the first quarter 2012 were $16.9 million compared to $19.0 million for the same period in 2011. The net underwriting expense ratio for the first quarter of 2012 was 28.6% compared to 33.5% in the same period in 2011.

The net combined ratio for the first quarter of 2012 was 101.5% compared to 109.2% for the same period in 2011.

Net investment income for the first quarter of 2012 was $5.0 million compared to $5.4 million for the same period in 2011 as a result of lower yields on the investment portfolio.

At March 31, 2012, SeaBright had approximately 1,400 customers compared to approximately 1,600 at March 31, 2011. Customer count in the Company’s core business decreased by approximately 250 year-over-year, while customer count in the program business increased by approximately 75 year-over-year. Average premium size at March 31, 2012 was $285,000 in the core business compared to $240,000 at March 31, 2011 and was $97,000 in the program business compared to $105,000 at March 31, 2011.

At March 31, 2012, the Company had $692.1 million in fixed income securities, of which none were rated below investment grade, with an average credit quality of AA-.

In October 2010, the Financial Accounting Standards Board issued a new accounting standard concerning the accounting for costs associated with acquiring or renewing insurance contracts. This new guidance allows insurers to defer only certain direct incremental costs associated with successful insurance contract acquisitions or renewals; all other costs related to the acquisition of insurance contracts must be expensed as incurred. We adopted this new guidance effective January 1, 2012 and have retrospectively adjusted our previously issued financial information. Adoption of this new standard reduced the carrying value of our deferred policy acquisition costs as of December 31, 2011 by $7.0 million and our stockholders’ equity by $4.5 million. Basic and diluted earnings per share for the year ended December 31, 2011 decreased by $0.02 and $0.01, respectively, and book value per share at December 31, 2011 decreased by $0.20 (1.3%) as a result of this change.

About SeaBright Holdings, Inc.
SeaBright Holdings, Inc. is a holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers' compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers, licensed program managers and its wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.

Conference Call
The Company will host a conference call on Tuesday, April 24, 2012 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, Chairman, President and Chief Executive Officer of SeaBright Holdings, Richard J. Gergasko, Chief Operating Officer and Neal A. Fuller, Senior Vice President and CFO. The conference call will be available via webcast and can be accessed through the Investor Relations section of the Company’s website at http://sbxhi.com/investors.html. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 877-719-9804 (domestic) or 719-325-4842 (international), (Passcode: 2247689). Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available from April 24, 2012 at 6:30 p.m. ET through May 1, 2012 at 6:30 p.m. ET, at 888-203-1112 (domestic) or 719-457-0820 (international), (Passcode: 2247689).  The online archive of the webcast will be available on the Company’s website for 30 days following the call.

Cautionary Statement
Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology.  In particular, this press release may contain forward-looking statements about Company expectations with respect to loss reserves, the duration and severity of claims or economic conditions in the United States. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company's actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues or economic conditions in the U.S. on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2011 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 5, 2012, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

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Set forth in the tables below are unaudited summary results of operations for the three months ended March 31, 2012 and 2011 as well as selected balance sheet data as of March 31, 2012 and December 31, 2011. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s quarterly report on Form 10-Q.  The Company currently expects to file its unaudited condensed consolidated financial statements with the U.S. Securities and Exchange Commission as part of its quarterly report on Form 10-Q in a timely fashion on or before May 10, 2012.

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2012	December 31, 2011
		(As adjusted)
	(in thousands, except share and per share amounts)
ASSETS

Fixed income securities available for sale, at fair value	$692,072	$700,346
Cash and cash equivalents	56,297	28,503
Premiums receivable, net of allowance	15,671	18,332
Deferred premiums	140,569	142,486
Reinsurance recoverables	97,714	94,173
Federal income tax recoverable	2,864	12,823
Deferred income taxes, net	25,070	21,678
Deferred policy acquisition costs, net	14,661	14,845
Goodwill	2,794	2,794
Other assets	43,773	38,314
Total assets	$1,091,485	$1,074,294

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$520,008	$518,044
Unearned premiums	131,250	130,300
Reinsurance funds withheld and balances payable	9,139	7,079
Premiums payable	6,788	6,351
Accrued expenses and other liabilities	62,181	51,553
Surplus notes	12,000	12,000
Total liabilities	741,366	725,327

Commitments and contingencies

Series A preferred stock, $0.01 par value; 750,000 shares authorized; no shares issued and outstanding	–	–
Undesignated preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and outstanding	–	–
Common stock, $0.01 par value; 75,000,000 shares authorized; issued and outstanding – 22,409,710 shares at March 31, 2012 and 22,327,749 shares at December 31, 2011	224	223
Paid-in capital	214,242	213,746
Accumulated other comprehensive income	16,948	23,269
Retained earnings	118,705	111,729
Total stockholders’ equity	350,119	348,967
Total liabilities and stockholders’ equity	$1,091,485	$1,074,294

SEABRIGHT HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2012	2011
		(As adjusted)
	(in thousands, except share and earnings (loss) per share information)
Revenue: (1)
Premiums earned	$59,089	$56,730
Claims service income	304	333
Net investment income	5,023	5,375
Net realized gains	7,973	298
Other income	932	1,064
	73,321	63,800
Losses and expenses:
Loss and loss adjustment expenses	43,386	43,266
Underwriting, acquisition and insurance expenses	16,918	18,977
Interest expense	136	130
Other expenses	1,832	1,970
	62,272	64,343
Income (loss) before taxes	11,049	(543)

Income tax expense (benefit)	2,954	(425)
Net income (loss)	8,095	(118)

Other comprehensive loss:
Change in net unrealized gains on investment securities available for sale	(1,796)	(1,320)
Less: Reclassification adjustment for net realized gains recorded into income	(7,973)	(298)
Income tax benefit related to items of other comprehensive income	3,448	578
Other comprehensive loss	(6,321)	(1,040)
Comprehensive income (loss)	$1,774	$(1,158)

Basic earnings (loss) per share	$0.38	$(0.01)
Diluted earnings (loss) per share	$0.37	$(0.01)

Weighted average basic shares outstanding	21,176,744	20,950,808
Weighted average diluted shares outstanding	21,794,378	20,950,808

Net loss ratio (2)	72.9%	75.7%
Net underwriting expense ratio (3)	28.6%	33.5%
Net combined ratio (4)	101.5%	109.2%

(1)	Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended March 31,
	2012	2011
	(in thousands)
Gross premiums written	$66,717	$69,526
Net premiums written	60,258	59,582

(2)	The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3)	The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period by the net premiums earned for the period.

(4)	The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.